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                                                                  EXHIBIT (8)(A)


                       TAX OPINION OF SULLIVAN & CROMWELL


                                                               December 16, 1997


Ladies and Gentlemen:


     We have acted as counsel to First Union Corporation, a North Carolina corporation, ("First Union") in connection with the planned merger (the "Merger") of First Union Virginia Inc., a Virginia Corporation and wholly owned subsidiary of First Union ("FUNC Subsidiary"), with and into Wheat First Butcher Singer, Inc., a Virginia corporation ("Wheat"), pursuant to the Agreement and Plan of Merger, dated as of August 20, 1997 and amended and restated as of December 16, 1997 (the "Agreement"), by and among Wheat, First Union and FUNC Subsidiary. Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement or the appendices thereto (including the Agreement).


     We have assumed with your consent that (1) the Merger will be effected in accordance with the Agreement and will qualify as a merger under applicable law and (2) the representations contained in the letters of representation from First Union and Wheat to us dated December 16, 1997 were true and correct when made and will be true and correct at the Effective Time.


     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:


          (i) no gain or loss will be recognized for federal income tax purposes by Wheat stockholders upon the exchange in the Merger of shares of Wheat Common Shares or Wheat Preferred Stock solely for First Union Common Shares (except with respect to cash received in lieu of a fractional share interests in First Union Common Stock deemed received);


          (ii) the basis of First Union Common Stock received in the Merger by Wheat stockholders (including the basis of fractional share interests in First Union Common Stock deemed received) will be the same as the basis of the shares of Wheat Common Stock or Wheat Preferred Stock surrendered in exchange therefor;


          (iii) the holding period of First Union Common Stock received in the Merger by a Wheat stockholder (including the holding period of fractional share interests in First Union Common Stock deemed received) will include the holding period of the shares of Wheat Common Stock or Wheat Preferred Stock surrendered in exchange therefor, provided such shares of Wheat Common Stock or Wheat Preferred Stock were held as capital assets at the Effective Time; and


          (iv) cash received by a holder of Wheat Common Stock or Wheat Preferred Stock in lieu of fractional share interests in First Union Common Stock will be treated as received for such fractional share interests and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the stockholder's adjusted tax basis in the Wheat Common Stock or Wheat Preferred Stock allocable to the fractional share interests.


     We express no opinion as to the effect of the Merger on any shareholder that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.


     The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, Wheat stockholders who received their Wheat Common Stock or Wheat Preferred Stock upon the exercise of employee stock options or otherwise as compensation, that hold their Wheat Common Stock or Wheat Preferred Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or that are foreign persons, insurance companies, financial institutions or securities dealers, and will not apply to Wheat stockholders that dissent from the Merger and receive cash in exchange for their shares.


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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,


                                        SULLIVAN & CROMWELL